Execution Version

NON-BINDING LETTER OF INTENT AND TERM SHEET

Proposed Acquisition of TYTL Corp. by Beeline Holdings, Inc.

Dated as of July 27, 2026

This Non-binding Letter of Intent and Term Sheet (this "Term Sheet") sets forth the principal terms and conditions under which Beeline Holdings, Inc., a Nevada corporation (Nasdaq: BLNE) ("BLNE"), proposes to acquire 100% of the outstanding capital stock of TYTL Corp., a Delaware corporation ("TYTL"). Except for those sections expressly designated as "(Binding)", this Term Sheet is intended solely as a basis for further discussion and does not constitute a legally binding obligation of either party.

1. Background

Nicholas R. Liuzza, Jr. ("Mr. Liuzza") is the founder, Chief Executive Officer and principal shareholder of BLNE, and is also the founder, Chief Executive Officer and holder of approximately 35% of the outstanding capital stock of TYTL. Christopher Moe ("Mr. Moe"), Chief Financial Officer of BLNE, holds a *de minimis* financial interest in TYTL. By reason of these interests, the proposed Transaction is a related-party transaction within the meaning of NRS 78.140 and an interested transaction subject to BLNE's related-party transactions policy.

On May 15, 2026, the Board of Directors of BLNE (the "Board") formed a special committee (the "Special Committee") consisting solely of independent and disinterested directors to evaluate, negotiate, accept, reject and, if approved, recommend to the Board and to the disinterested shareholders of BLNE the proposed Transaction with TYTL. The Special Committee has retained independent legal counsel and will retain an independent financial advisor to deliver a Fairness Opinion to the Committee, in each case at BLNE's expense.

2. Parties

Acquirer: Beeline Holdings, Inc., a Nevada corporation ("BLNE")

Target: TYTL Corp., a Delaware corporation ("TYTL")

3. Transaction Structure

BLNE shall acquire 100% of the outstanding capital stock of TYTL by means of a reverse triangular merger qualifying as a tax-free reorganization under Section 368(a) of the Internal Revenue Code (the "Code"), in which TYTL will merge with a newly-formed wholly-owned merger subsidiary of BLNE, with TYTL surviving as an indirect subsidiary of BLNE held under Beeline Equity, Inc. ("Beeline Equity") (the "Transaction"). The final structure shall be reviewed and approved by the parties and their respective tax advisors prior to execution of the definitive transaction agreements (the "Definitive Agreements").

4. Post-Closing Ownership; Consideration

The Transaction economics will reflect an implied ownership/value split in which TYTL represents 40% of the combined value of TYTL and BLNE and BLNE represents 60% of the combined value of TYTL and BLNE.

5. Form of Consideration

Consideration shall be payable in (i) shares of BLNE common stock and/or (ii) a new series of BLNE convertible preferred stock, in each case issued in reliance on applicable exemptions from registration under the Securities Act of 1933, as amended. Fractional shares shall be settled in cash based on the per share value used to calculate consideration.

All shares of BLNE common stock and convertible preferred stock issued in the Transaction (including shares of common stock issuable upon conversion of preferred stock) shall be subject to lock-up restrictions of not less than twelve (12) months following closing for all of TYTL's shareholders other than Mr. Liuzza and his affiliates, and not less than twenty-four (24) months for Mr. Liuzza and his affiliates.

6. Process and Approvals (Binding)

The parties acknowledge and agree that the Transaction is an interested-party transaction within the meaning of NRS 78.140 and is also subject to applicable provisions of NRS 78.240 (as amended by Assembly Bill No. 239, effective May 30, 2025). Accordingly:

(a) Sole Authority of the Special Committee. The Special Committee, composed solely of independent and disinterested directors, shall have sole and exclusive authority on behalf of BLNE to negotiate, approve, reject, modify or recommend the Transaction. Neither Mr. Liuzza, Mr. Moe, nor any other BLNE officer, director, employee, advisor or affiliate having an interest in TYTL shall participate in any BLNE-side deliberation, negotiation, decision or approval relating to the Transaction.

(b) Independent Advisors. The Special Committee has retained independent legal counsel and may continue to engage at its sole discretion such additional legal counsel and one or more independent financial advisors (collectively, "Advisors") as the Special Committee deems appropriate, in each case at BLNE's expense. The Financial Advisor (as defined in Section 7) shall be selected and engaged by the Special Committee, and shall be engaged pursuant to an engagement letter addressed solely to the Special Committee.

(c) Disinterested Director Approval; NRS 78.140 Safe Harbor. The Transaction shall be approved by the Special Committee, which approval shall constitute the approval of disinterested directors for purposes of NRS 78.140(2)(a), with full disclosure of the material facts of the relationship between BLNE and TYTL and the interests of Mr. Liuzza and Mr. Moe.

(d) Majority-of-the-Minority Condition. Although not required by Nevada law, the closing of the Transaction shall be conditioned, *ab initio* and non-waivably, on approval by the holders of a majority of the outstanding shares of BLNE common stock entitled to vote on the Transaction that are not beneficially owned by Mr. Liuzza, Mr. Moe, or any of their respective affiliates or immediate family members (the "Majority-of-the-Minority Condition"). This condition is included in furtherance of the Special Committee's objective of obtaining a fully-informed, uncoerced approval of disinterested BLNE shareholders, consistent with federal securities disclosure best practice and applicable Nasdaq listing rules. The satisfaction of the Majority-of-the-Minority Condition is in addition to any approval of BLNE's shareholders that may be required under the applicable Nasdaq listing rules.

(e) Recusal Covenant. Mr. Liuzza and Mr. Moe shall excuse themselves from all BLNE-side meetings, communications and decisions relating to the Transaction, and shall not directly or indirectly seek to influence the Special Committee, its Advisors, or any disinterested director or shareholder in connection with the Transaction other than through their roles, as applicable, as representatives of TYTL. The parties acknowledge that this covenant is intended to be consistent with, and to support compliance by Mr. Liuzza with, the fiduciary duty of a controlling stockholder set forth in NRS 78.240 as amended.

(f) Cooperation and Information Rights. TYTL, Mr. Liuzza and Mr. Moe shall provide the Special Committee and its Advisors, and BLNE shall provide TYTL and its representatives, with full and prompt access to such party's books, records, capitalization information, financial information, contracts, token holder lists, and other materials, and shall promptly respond to all reasonable diligence inquiries. Mr. Liuzza shall additionally deliver to the Special Committee a written certification of all of his other business interests and entities with which he has a material relationship that have or are reasonably likely to have commercial dealings with BLNE.

7. Fairness Opinion

The execution of the Definitive Agreements is conditioned on receipt by the Special Committee, on or prior to the date of execution of such Definitive Agreements, of a written opinion (the "Fairness Opinion") from an independent financial advisor selected by and engaged by the Special Committee (the "Financial Advisor") to the effect that, as of the date of the Fairness Opinion, the consideration to be paid by BLNE is fair, from a financial point of view, to the holders of BLNE common stock other than Mr. Liuzza, Mr. Moe and their respective affiliates. BLNE, acting through the Special Committee, shall have the right to terminate this Term Sheet at any time prior to the execution of the Definitive Agreements without payment of the Termination Fee in the event the Financial Advisor declines, is unable or withdraws its willingness to deliver the Fairness Opinion at the proposed consideration.

8. Board Representation

The Definitive Agreements shall provide that following the closing of the Transaction, the holders of TYTL capital stock immediately prior to such closing shall have the right, voting as a group, to designate: (a) if the Board is comprised of five (5) or fewer total directors, one (1) director to the Board, and (b) if the Board is comprised of six (6) or seven (7) directors, two (2) directors to the Board, in each case of (a) and (b), subject to: (i) such designee satisfying the independence standards of The Nasdaq Stock Market, satisfying the guidelines and policies with respect to service on the Board applicable to all non-management directors and satisfactory completion of customary background and reference checks; (ii) such designee not being Mr. Liuzza, Mr. Moe or any affiliate or immediate family member of either; and (iii) such designation right terminating automatically at such time as the former TYTL holders' aggregate beneficial ownership of BLNE common stock falls below 10% of BLNE's outstanding common stock. BLNE agrees that, for so long as the holders of TYTL capital stock immediately prior to the closing of the Transaction retain the right to designate at least one (1) director to the Board pursuant to this Section 8, in no event shall the number of directors on the Board exceed seven (7) directors without the prior written consent of the holders entitled to exercise such designation right.

9. Management and Strategic Advisor

Subject to negotiation and execution of an employment agreement (the "CTO Employment Agreement") and final approval by BLNE's Compensation Committee, Brendan Reilly ("Mr. Reilly") will be appointed Chief Technology Officer of BLNE. Mr. Reilly's annual incentive compensation shall be tied to a multi-factor performance scorecard approved by the Compensation Committee, which scorecard shall include guardrails relating to inter-company cost allocation between BLNE and Beeline Equity.

Subject to negotiation and final approval by the Special Committee, BLNE shall enter into a strategic advisory agreement (the "Advisory Agreement") with Andrew Reilly ("Andrew") with compensation tied to mutually agreed milestones, on terms reviewed and approved by the Special Committee.

The Definitive Agreements shall provide that BLNE will offer to provide employment for all TYTL employees and engage all TYTL consultants as of the closing date of the Transaction, in each case on terms no less favorable in the aggregate to the terms of such person's existing agreements with TYTL (which, for the avoidance of doubt, shall exclude any equity based compensation).

10. Standstill (Binding)

From the date hereof until the earliest of (i) the closing of the Transaction, (ii) the termination of this Term Sheet, or (iii) the date the Majority-of-the-Minority Condition is satisfied or no longer obtainable, Mr. Liuzza, Mr. Moe and their respective affiliates and immediate family members shall not, directly or indirectly, purchase, sell, transfer, hedge, otherwise dispose of, or otherwise agree to do any of the foregoing, or enter into any hedging arrangement with respect to, any BLNE securities, other than (x) pursuant to a Rule 10b5-1 trading plan in effect prior to the date hereof and disclosed in writing to the Special Committee, or (y) with the prior written consent of the Special Committee; *provided*, *however*, that in the case of (y), the holder must comply with all applicable law, stock exchange rules or listing standards and the applicable policies and procedures of BLNE.

11. Exclusivity (Binding)

In consideration of the time, effort and expense to be undertaken by BLNE, TYTL agrees that from the date hereof until the earlier of (a) execution of the Definitive Agreements, (b) termination of this Term Sheet, and (c) ninety (90) days after the date hereof (the "Exclusivity Period"), neither TYTL nor any of its officers, directors, shareholders, representatives or affiliates (collectively, "Representatives") shall directly or indirectly solicit, initiate, encourage, or enter into any discussions or agreements with any person other than BLNE concerning the sale, license, merger, recapitalization or other disposition of TYTL, its equity, business or material assets (a "Competing Proposal"). Notwithstanding the foregoing, TYTL's board may respond to an unsolicited bona fide written offer that the board determines in good faith (after consultation with outside legal counsel) constitutes or could reasonably result in a Superior Proposal. "Superior Proposal" means a bona fide written proposal for a Competing Proposal that TYTL's board determines in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable to TYTL's shareholders than the Transaction. TYTL shall promptly notify BLNE of any bona fide written proposal that TYTL's board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or could reasonably result in a Superior Proposal, shall

provide BLNE with a summary of the material terms thereof, which shall be redacted as necessary to protect competitively sensitive information and to comply with TYTL's confidentiality obligations, and give BLNE a five (5) business day period to match. Upon execution hereof, TYTL shall, and shall cause its Representatives to, terminate any existing discussions or negotiations regarding any Competing Proposal.

12. Termination Right Prior to Execution of Definitive Agreements (Binding)

Notwithstanding any other provision of this Term Sheet but subject to Sections 7 and 13, prior to the parties' execution of the Definitive Agreements, either party may terminate this Term Sheet at any time, in its sole discretion, if either party determines in good faith that termination is in its and its disinterested shareholders' best interests.

13. Termination Fee (Binding)

In the event that either party terminates this Term Sheet prior to the expiration of the Exclusivity Period (other than as a result of (i) the other party's material breach, (ii) the mutual agreement of the parties, or (iii) the failure of the Transaction to qualify as a tax-free reorganization under Section 368(a) of the Code (each of (i) through (iii), a "Protected Termination Event")), then the terminating party shall pay the other party a fee of $150,000 (the "Termination Fee") in immediately available funds within thirty (30) business days of the effective date of termination; provided, however, that the Termination Fee shall be increased to $500,000 if: (A) TYTL terminates this Term Sheet prior to the expiration of the Exclusivity Period in order to accept a Superior Proposal or (B) (x) TYTL terminates this Term Sheet prior to the expiration of the Exclusivity Period other than as a result of a Protected Termination Event or the Exclusivity Period expires while this Term Sheet remains in effect and this Term Sheet is not subsequently terminated as a result of a Protected Termination Event or by BLNE pursuant to Section 7, and (y) TYTL enters into a definitive agreement with respect to a Superior Proposal within nine (9) months following the expiration of the Exclusivity Period, which fee shall be payable within thirty (30) business days of the execution of such definitive agreement. Notwithstanding anything in this Term Sheet to the contrary, (i) in no event shall the Termination Fee payable by TYTL exceed $150,000 if BLNE terminates this Term Sheet and (ii) the Special Committee will not be required to pay the Termination Fee if it terminates this Term Sheet pursuant to Section 7. Any Termination Fee payable under this Section 13 shall be the sole and exclusive monetary fee payable in connection with such termination or expiration of this Term Sheet, other than in respect of fraud or willful misconduct or as a result of any breach of Sections 17, 18 and 19 hereof.

14. Conditions Precedent

The closing of the Transaction shall be subject to customary conditions to closing including: (i) execution of Definitive Agreements; (ii) Special Committee approval; (iii) approval of BLNE's stockholders for the purposes of the applicable rules of The Nasdaq Stock Market, LLC, including Rule 5635(a) and (b), and the satisfaction of the Majority-of-the-Minority Condition; (iv) the shares of common stock issued to the former TYTL shareholders to be listed on Nasdaq (subject to official notice of issuance), (v) satisfactory completion of mutual due diligence; (vi) receipt of the Fairness Opinion; (vii) compliance with the rules of The Nasdaq Stock Market, LLC and applicable federal and state securities laws; (viii) receipt by the Special Committee of a written opinion of TYTL's outside counsel concerning the securities-law status of TYTL

Tokens; (ix) receipt of required third-party consents; (x) no material adverse change in TYTL or BLNE between the date hereof and closing; (xi) availability of the financial statements from TYTL, including historical audited financial statements and pro forma financial statements, required to be filed by BLNE in connection with the consummation of the Transaction; and (xii) the execution of the CTO Employment Agreement on terms reasonably satisfactory to Mr. Reilly and BLNE and the execution of the Advisory Agreement on terms reasonably satisfactory to Andrew and BLNE.

15. Representations, Warranties and Covenants

The Definitive Agreements shall contain customary representations, warranties, covenants and closing deliverables, including, without limitation: corporate authority and capitalization (including a complete and accurate cap table); compliance with law; absence of undisclosed liabilities; financial statements; intellectual property and technology ownership; tax matters; the securities-law status of TYTL Tokens; and full disclosure by Mr. Liuzza and Mr. Moe of all related-party arrangements, transactions, and interests bearing on the Transaction. The TYTL shareholders will also agree to customary restrictive covenants, including a non-competition and non-solicitation agreement.

16. Indemnification

The Definitive Agreements shall include indemnification provisions, including survival periods, baskets, caps, escrow or holdback mechanisms, and special indemnification by Mr. Liuzza for breaches of representations specific to his other interests and related-party disclosure. BLNE may hold back, or require an escrow for, a portion of the stock consideration to be payable to the former TYTL shareholders to secure payment of any indemnification claims. Specific economic terms to be negotiated.

17. Confidentiality (Binding)

This Term Sheet, the negotiations contemplated hereby, and all non-public information exchanged in connection herewith shall be subject to the confidentiality provisions of that certain Confidentiality Agreement executed by and between BLNE and TYTL.

18. Public Disclosure (Binding)

Due to the binding nature of certain provisions of this LOI, the parties anticipate that BLNE will announce the execution of the LOI on a Form 8-K and will include the LOI as an exhibit to the Form 8-K. No public announcement, press release, Form 8-K, shareholder communication, or proxy statement disclosure concerning the Transaction, the Special Committee's process, or the Fairness Opinion shall be issued without the prior approval of each of the Special Committee and TYTL (each such approval not to be unreasonably withheld), except as required by applicable law or stock exchange rule. Each of the Special Committee and TYTL shall have the right to review and approve all such communications prior to release or filing.

19. Expenses (Binding)

Each party shall bear its own transaction expenses; *provided* that BLNE shall bear the fees and expenses of the Special Committee and its Advisors.

20. Governing Law (Binding)

This Term Sheet shall be governed by the laws of the State of Nevada, without regard to its conflict-of-laws principles. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada, in any action or proceeding arising out of or relating to this Term Sheet.

21. Non-Binding Effect

Except for those sections expressly designated as "(Binding)," this Term Sheet is non-binding and does not obligate either party to consummate the Transaction. No legally binding obligation shall arise except pursuant to definitive written agreements duly executed and delivered by both parties.

[signature pages follow]

Agreed and accepted as of the date first written above:

BEELINE HOLDINGS, INC.

By executing below, the undersigned acts solely in his or her capacity as Chair of the Special Committee of the Board of Directors, on behalf of Beeline Holdings, Inc., pursuant to authorization of the Board of Directors dated __, 2026.

Signed by:

By: Francis Knuettel II
2398D343C466488...

Name: Francis Knuettel II

Title: Chair, Special Committee of the Board of Directors

TYTL CORP.

Signed by:

By: [signature]
02E65E93845C472...

Name: Andrew Reilly

Title: President

Acknowledged and agreed solely as to the Standstill and Cooperation covenants applicable to him personally:

Signed by:

Nick Liuzza
FFDCACCDCADD42F...

Nicholas R. Liuzza, Jr., individually